Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Integrity Financial Corporation

Hickory, North Carolina

We consent to the inclusion and incorporation by reference in the Form 8-K of FNB Corp. dated September 18, 2005 and to the incorporation by reference in the registration statement (No. 333-126615) on Form S-4 of FNB Corp. of our report dated March 11, 2005 on the consolidated financial statements of Integrity Financial Corporation and Subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period then ended, and our report dated April 13, 2005 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Integrity Financial Corporation and Subsidiaries as of December 31, 2004, which reports are included and incorporated by reference in the Form 8-K of FNB Corp. dated September 18, 2005, and to the reference to our firm as “experts in accounting and auditing” under Item 9.01(a) of the Form 8-K of FNB Corp. dated September 18, 2005.

/s/ Dixon Hughes PLLC

Charlotte, North Carolina
September 19, 2005